Exhibit 99.1

CAMERON PARK, CALIFORNIA--(Marketwire - Aug. 8, 2008) - Firstgold Corp. (TSX:FGD)(OTCBB:FGOC) is pleased to announce that it has arranged a $US 15.75 million senior secured note facility (the "Loan") with two US-based investment funds (the "Lenders"), which is fundable in five tranches, the first of which closed today for aggregate gross proceeds of $6,742,625 (the "Note Amount"). Additional funding under the Loan is subject to certain conditions summarized below.

Fifteen million common share purchase warrants (the "Warrants") having a three year term and exercise price of $0.4357 per share were also issued today to the Lenders. The Warrants carry a put option which entitles the holder to require Firstgold to repurchase the Warrants at a price of $0.30 per Warrant for a period of twelve months following the first anniversary of Closing, for an amount of up to $4.5 million. Broker's warrants equal in number to 7% of the Note Amount were also issued, having the same exercise price and term as the Warrants.

Costs of the offering included an original issue discount of 15% on the Note Amount plus a 4% origination fee and 7% broker's commission. From the net proceeds to the Company, $2.3 million will be used to fund a letter of credit to be posted with the Nevada Bureau of Land Management, which is a requirement to put the Relief Canyon project into production, $1.45 million will pay out a secured loan and the balance will applied to costs of the offering and for working capital. The Loan matures March 1, 2010 and bears interest at a rate of 4% per annum, payable monthly.

The second advance under the Loan in the amount of $5,257,375 is expected to occur on or before August 30, 2008, subject to the condition that major operating and reclamation permits be issued for the Relief Canyon project on or before that date. Firstgold anticipates meeting this condition, and the failure to do so would be an event of default under the Loan. Costs of the second and each subsequent advance will be calculated on the same basis as the initial advance today, being comprised of an original issue discount of 15% on the Note Amount plus a 4% origination fee, 7% cash commission and 7% broker's warrants. The remaining $3,750,000 may be drawn down in tranches of $1,250,000 each commencing on the first of November 2008, December 2008 and January 2009 at the request of Firstgold, provided that Firstgold has achieved and maintained a production level in excess of 3,000 ounces of gold per month in the preceding month.

Steve Akerfeldt, CEO of the Company, says that "Firstgold welcomes the confidence that the investment group that funded the Loan has demonstrated in our ongoing development at Relief Canyon with this investment. We had always planned to add some debt in our capital structure in the development of our Relief Canyon processing facilities. The challenges of the debt market today produced a higher cost than we had planned but does provide us with funding necessary to get Relief Canyon operational. From this point forward 100% of our efforts will be spent on getting Relief Canyon online and in proving up a resource at Relief Canyon and our other Nevada properties."

Akerfeldt commented further. "Our stock has suffered due to the fear that perhaps we would not obtain the financing we needed to get Relief Canyon operational. With this investment we hope to put those fears to rest. While we recognize this was an expensive financing issuing equity at our current levels would have been much more costly. Now that we have this capital in place we plan to communicate the progress we have made to our shareholders and the investment community. At some point in the near term, as investors become aware of our prospects and convinced of our progress, we would expect our stock to find its true value.

Casimir Capital LP acted as financial advisor to Firstgold on the transaction.

Firstgold currently leases over 30,000 acres of prime exploration property in Nevada, including 965 acres at its principal project, Relief Canyon. The Relief Canyon Gold Mine Project recently had its Plan of Operation reinstated in the state of Nevada and the company is conducting extensive drilling and development analysis on the project. Relief Canyon is located outside Lovelock Nevada on the site of the previously producing Pegasus Gold Mine. Additional information about Firstgold Corp. can be found by visiting its web site at www.firstgoldcorp.com.

Safe Harbor Statement

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. Although Firstgold Corp. believes that the expectations reflected in such forward-looking statements are reasonable; the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Firstgold Corp. cautions investors that any forward-looking statements made by Firstgold Corp. are not guarantees of future performance and those actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Firstgold Corp.'s mining properties, the unproven nature of and potential changes to Firstgold Corp.'s business model, the risk that the capital and other resources that Firstgold Corp will need to exploit its business model will not be available, and the risks discussed in Firstgold Corp's Form 10-KSB and in Firstgold Corp.'s 10-QSBs and in Firstgold Corp.'s other filings with the Securities and Exchange Commission.

FOR FURTHER INFORMATION PLEASE CONTACT:

Firstgold Corp.
Steve Akerfeldt

(647) 409-6776

Email: info@firstgoldcorp.com
Website: www.FirstgoldCorp.com